Syniverse to Invest $45 Million for Minority Stake in Vibes

•	Deal bolsters Syniverse’s mobile marketing capability by adding industry’s leading “mobile-first” CRM platform

•	Vibes’ mobile engagement platform gains new international scale via Syniverse’s global connections

TAMPA, Fla. and CHICAGO - June 1, 2016 - Syniverse, a leading provider of mobility solutions, announced today a major partnership that includes a $45 million investment for a minority stake in mobile marketing technology provider Vibes.

The investment and resulting strategic partnership will enhance Syniverse’s end-to-end enterprise solutions by adding the leading “mobile-first” CRM platform in the industry. The partnership will allow Vibes to expand its industry-leading software into new global markets.

“Syniverse is proud to serve more than 1,500 mobile service providers, enterprises, ISPs and OTTs around the globe, and these customers increasingly need solutions to drive incremental business value via mobile,” said Stephen C. Gray, President and CEO, Syniverse. “Vibes has helped some of the most successful brands, including Chipotle, Home Depot and Gap, unlock additional revenue through targeted mobile marketing campaigns. Together, we are uniquely positioned to help brands around the globe reach more consumers in ways that precisely track the return on their mobile marketing spend and accelerate the shift from lower-ROI email campaigns.

“After a thorough and deliberate process we believe Vibes is the best mobile engagement platform to scale across our global footprint,” added Gray. “We are very impressed with Vibes’ management and their technology platform. Our strategic collaboration will improve our product and presence in the enterprise markets as well as propel white-label opportunities and support for mobile network operators.”

As part of the investment, Vibes will bring to Syniverse a scaled, CMO-friendly platform that enhances the Marketing Cloud. Vibes also will support integration of its platform into the Syniverse customer offering with sales and go-to-market training support. The combination of Syniverse’s capabilities and international footprint with Vibes’ platform and expertise will enable the expansion of sophisticated mobile marketing capabilities in markets around the globe.

“This is a landmark moment for our company that will help us unlock new opportunities by expanding our reach into international markets,” said Vibes CEO and Co-founder Jack Philbin. “We are really excited to work with Syniverse with its deep mobile expertise and global reach. Our software platform, Catapult, has been extremely successful in the U.S. market, and we’ve experienced strong demand from our customers to access this intuitive, powerful platform on a global scale. By partnering with Syniverse, we’ll be able to deliver incredible revenue-generating mobile marketing experiences to companies around the world, including those in the retail, financial services, travel and hospitality industries, as well as mobile operators, MVNOs and OTT providers.”

The move will create a strong market force at an optimal time, with the rapidly growing global mobile marketing industry projected to reach $99 billion by 2021, according to Markets and Markets. Additionally, Forrester Research, Inc. estimates there are over 30 billion mobile moments each day in the United States. Marketers need automated solutions that deliver both speed and personalization to capitalize on these mobile moments and meet consumer demands in real time. Vibes is recognized by Forrester as part of a new category of vendors that has emerged to deliver on these consumer expectations and the promise of mobile.

About Syniverse
Syniverse makes mobile work for the entire mobile ecosystem, including more than 1,500 mobile service providers, enterprises, ISPs and app providers in nearly 200 countries and territories. We deliver innovative cloud-based solutions that ensure superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility - a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

About Vibes
Vibes is a mobile marketing technology leader that helps some of the world’s biggest brands unlock new revenue by arming them with the technology and guidance they need to succeed in mobile marketing. Vibes' Catapult Mobile Relationship Management (MRM) platform enables marketers to manage all mobile communications including text messaging, push notifications, Apple Wallet (formerly called Passbook), Android Pay (formerly called Google Wallet) and mobile web campaigns - all from a single interface. Vibes has delivered more than 8 billion mobile experiences since 1998 on behalf of customers such as Chipotle, Sears, Home Depot, Verizon, Allstate, The Gap, Pep Boys, Men’s Wearhouse, and Gannett. Vibes is a Tier 1 aggregator with direct connections to all U.S. wireless carriers. To learn more about Vibes, visit www.vibes.com or connect on Twitter.com/Vibes.

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For more information, contact:

Bobby Eagle
Syniverse Public Relations
+1 813.637.5050
bobby.eagle@syniverse.com

Max Nelson
Vibes Public Relations
+1 310.689.7229
max@methodcommuncations.com